Exhibit 99.1
Ralliant Reports First Quarter 2026 Results and Raises Full Year Guidance

•Revenue of $535 million, up 11% year-over-year with double-digit revenue growth in both segments
•Net earnings margin of 8.3%; adjusted EBITDA margin of 18.6%
•Net earnings per diluted share (“EPS”) of $0.39; adjusted EPS of $0.57
•Trailing twelve-month operating cash flow of $345 million and free cash flow of $303 million
•Executing Enterprise Productivity Program expected to drive $50-60 million of annualized run-rate savings by 2028
•Share repurchase authorization raised to $500 million; targeting repurchases of ~50% of free cash flow going forward, inclusive of expected accelerated share repurchase program of $100 million

RALEIGH, N.C., May 12, 2026 - Ralliant Corporation (“Ralliant” or the “Company”) (NYSE: RAL) today announced financial results for the first quarter of 2026.

For the first quarter, revenue of $535 million was up 11% year-over-year and up 9% organically year-over-year.

Net earnings were $44 million, and adjusted net earnings were $65 million, resulting in EPS of $0.39 and adjusted EPS of $0.57.

Net earnings margin was 8.3%, a 500 basis point decline year-over-year. Adjusted EBITDA margin was 18.6%, or approximately 250 basis point decline year-over-year. On a normalized basis, adjusted EBITDA margin improved 270 basis points.

"Our first quarter performance exceeded the high end of guidance, and we are raising 2026 full year guidance,” said Tami Newcombe, President and Chief Executive Officer. “Following three consecutive quarters of sequential improvement, Test & Measurement not only returned to year-over-year growth but has seen broad-based acceleration in global demand. In addition, the increase in the replenishment of missile and munition programs has now driven over $1 billion of backlog in our Defense & Space end market. This positions us well to deliver organic revenue growth above our through-cycle target as we continue to execute our profitable growth strategy and support our customers at the forefront of data center infrastructure, physical AI, critical defense programs, and power grid resilience.”

Ms. Newcombe continued, “With our commitment to ongoing margin expansion, we have implemented an Enterprise Productivity Program, which is expected to deliver $50-60 million of annualized run-rate savings by 2028. This program will be part of the CEO office, where I will have oversight and governance. It will be supported by disciplined execution across the organization, enabled by the Ralliant Business System and a culture that prioritizes simplicity and continuous improvement. Combined with focused innovation, commercial execution, and a healthy balance sheet, this program positions us well to deploy more capital to accelerate shareholder value creation.”1

First Quarter 2026 Segment Highlights
(All results compared with the first quarter of 2025 unless otherwise noted.)

Sensors & Safety Systems (S&SS)
Power grid monitoring solutions, defense and space technologies, industrial sensors for demanding environments

•Revenue of $324 million, up 11%, and up 9% organically
•Operating profit of $89 million and operating profit margin of 27.3%, up 2% and down 240 basis points, respectively
•Adjusted EBITDA of $92 million and adjusted EBITDA margin of 28.4%, up 2% and down 245 basis points, respectively; up 70 basis points on a normalized basis
Defense & Space revenue growth was driven by execution against a multi-year backlog from the on-going replenishment of critical missiles and munitions programs. Industrial Manufacturing and Other began a short-cycle recovery across most geographies, and customer investment continued in Utilities leading to historically high orders in the quarter.
Operating profit margin and adjusted EBITDA margin declined during the quarter, primarily due to higher employee costs. On a normalized basis, adjusted EBITDA margin expansion was driven by operating leverage on higher revenue that was partially offset by mix impact from higher Defense & Space growth.

Test & Measurement (T&M)
Precision instruments and services for advanced electronics

•Revenue of $210 million, up 12%, and up 9% organically
•Operating loss of $3 million and operating margin of (1.5)%, up 73% and 480 basis points, respectively
•Adjusted EBITDA of $25 million and adjusted EBITDA margin of 11.9%, up 96% and 515 basis points, respectively; up 700 basis points on a normalized basis
T&M returned to growth with revenue up double-digits and 9% organically, as electrification and defense demand fueled strong performance in the Communications and Diversified Electronics end markets. Semiconductors declined as broad acceleration in customer investment was more than offset by the headwind from a large customer project completed in Q3 2025.
1 Ralliant does not provide a reconciliation for non-GAAP estimates for organic revenue growth or adjusted EBITDA margin on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

Operating profit margin and adjusted EBITDA margin improved during the quarter, primarily due to higher revenue, partially offset by higher employee costs. On a normalized basis, adjusted EBITDA margin expansion was driven by higher operating leverage from higher sales and productivity savings.

Balance Sheet and Cash Flow

On a reported basis, the Company generated $19 million of cash flow from operating activities and invested $9 million in capital expenditures. On a trailing twelve-month basis, the Company generated $345 million of cash flow from operating activities and $303 million in free cash flow. At the end of the first quarter, the Company had $268 million of cash and equivalents and $1.15 billion of long-term debt.

On May 7, 2026, the Board of Directors declared a quarterly cash dividend of $0.05 per share of common stock. The second quarter 2026 dividend is payable on June 23, 2026, to stockholders of record as of the close of business on June 8, 2026.

During the quarter, the Company repurchased 1.2 million shares of common stock at an average price per share of $42.40 for $50 million. At the end of the first quarter, $150.0 million remained under the original share repurchase authorization. On May 8, 2026, the Board of Directors increased the Company’s share repurchase authorization capacity to $500 million.

The Company plans to enter into an accelerated share repurchase (“ASR”) program to execute $100 million of the share repurchase authorization. The total number of shares ultimately repurchased under the ASR program will be determined upon final settlement and will be based on the average of the daily Rule 10b-18 volume-weighted average prices of Ralliant’s common stock during the term of the program. The ASR program is expected to be executed during the second quarter of 2026.

On March 30, 2026, the Company completed a refinancing of its 18-month term loan, extending the maturity and amending certain covenants with more favorable terms.

Enterprise Productivity Program

The Enterprise Productivity Program is expected to deliver $50-60 million of annualized run-rate savings. These anticipated savings are inclusive of the previously announced Cost Savings Program, are beyond the Company’s baseline incremental adjusted EBITDA margin expectations based on future revenue growth, and will be net of reinvestment. The savings include expected cost of sales savings primarily driven by strategic sourcing actions and the introduction of a Group Purchasing Office. The program also includes expected G&A savings with a focus on labor productivity, spend optimization, and organization simplification.

OUTLOOK2
Second Quarter 2026
For the second quarter of 2026, Ralliant is providing the following outlook:

•Revenue: $540 to $556 million
•Adjusted EBITDA margin: 18.5% to 19.5%
•Adjusted EPS: $0.58 to $0.64
Assumptions

•Net interest expense of $14 to $16 million
•Adjusted effective tax rate of 16% to 18%
•Weighted average diluted shares outstanding of approximately 112 million
•Tariff assumptions are based on policy announcements as of May 8, 2026; expect to continue to fully offset cost of known tariffs; does not include the potential for any tariff refunds
Full Year 2026

For the full year 2026, Ralliant is providing the following updated outlook:

•Revenue: $2.185 to $2.245 billion
•Adjusted EBITDA margin: 19.5% to 20.5%
•Adjusted EPS: $2.53 to $2.69
Assumptions

•Tariff assumptions are based on policy announcements as of May 8, 2026; expect to continue to fully offset cost of known tariffs; does not include the potential for any tariff refunds
•Geopolitical environment remains consistent without more severe disruption from Middle East conflict
•Enterprise Productivity Program in-year savings of $10-12M
•Net interest expense and adjusted effective tax rate consistent with Q2 guidance
•Weighted average diluted shares outstanding of 111 to 112 million
•Share repurchases to represent approximately 50% of free cash flow
2 Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted EBITDA margin, adjusted EPS, or adjusted effective tax rate on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

CONFERENCE CALL DETAILS
Ralliant will hold a conference call on Tuesday, May 12, 2026, at 8:30 a.m. ET to discuss the quarterly results and future outlook. The audio webcast and accompanying slide presentation will be accessible on the “Investors” section of Ralliant’s website, investors.ralliant.com, under “Events/Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.

The conference call can be accessed by dialing 877-407-8211 within the U.S. or +1 201-389-0902 outside the U.S. a few minutes before 8:30 a.m. ET and notifying the operator that you are dialing in for Ralliant’s earnings conference call. Access to the real-time audio webcast may be found on the Ralliant Investor Relations website at investors.ralliant.com, where related materials will be posted prior to the conference call and a replay of the webcast will be available for six months following the conference call.

ABOUT RALLIANT

Ralliant is a global provider of precision technologies that specializes in designing, developing, manufacturing, and servicing precision instruments and highly engineered products. Ralliant’s two strategic reporting segments — Sensors & Safety Systems and Test & Measurement — include well-known brands with leading positions in their markets. The Company’s businesses empower engineers with precision technologies essential for breakthrough innovation that brings advanced technologies to the market faster and more efficiently. With over 150 years of operating experience and enduring customer trust, the Company is known for delivering innovative, high-quality products with the precision that mission-critical systems demand. Ralliant is headquartered in Raleigh, North Carolina and employs a team of approximately 7,000 research and development, manufacturing, sales, distribution, service, and administrative employees. The Company’s global footprint enables a unique 'engineer to engineer' approach, which allows it to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next-generation start-up enterprises. With a culture rooted in continuous improvement, the core of the Company’s operating model is the Ralliant Business System. For more information please visit: www.ralliant.com.

NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this earnings release also references “adjusted net earnings,” “adjusted EPS,” “adjusted EBITDA” (including segment adjusted EBITDA), “adjusted EBITDA margin” (including segment adjusted EBITDA margin), “normalized adjusted EBITDA margin” (including segment normalized adjusted EBITDA margin), “free cash flow,” “adjusted effective tax rate,” and “organic revenue growth” (including segment organic revenue growth), which are non-GAAP financial measures. The reasons why the Company believes these measures, when used in conjunction with the most directly GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, reconciliations of certain of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below. Such non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Ralliant in this earnings release may be different from similarly-titled non-GAAP measures used by other companies.
FORWARD-LOOKING STATEMENTS

Certain statements included in this earnings release are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: anticipated financial results, outlook or guidance, assumptions underlying such outlook or guidance (including the effects of tariffs and our ability to offset them, and the geopolitical climate, including the ongoing conflict in the Middle East); cash flows, the Company’s liquidity position or other financial measures; management’s plans and strategies for future operations and growth, including statements relating to anticipated operating performance, cost reductions, productivity, and savings initiatives, restructuring activities, new product and service developments, customer demand, competitive strengths or market position, acquisitions, divestitures, strategic opportunities, stockholder value creation, capital allocation priorities, stock repurchases (including the anticipated ASR program) and dividends; the effects of the separation from Fortive on the Company; growth, declines and other trends in markets the Company sells into, including the expected impact of trade and tariff policies, and increased demand in the Defense and Space end market; changes in government contracting requirements and federal spending; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits, and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; tax rates, tax provisions, and the impact of changes to tax laws; general economic and capital markets conditions, including expected impact of inflation or interest rate changes; impact of geopolitical events and other hostilities; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that the Company intends or believes will or may occur in the future.

Terminology such as “believe”, “expect”, “anticipate”, “forecast”, “positioned”, “intend”, “plan”, “project”, “estimate”, “grow”, “will”, “should”, “could”, “would”, “may”, “strategy”, “opportunity”, “possible”, “potential”, “outlook”, “assumptions”, “target”, and “guidance” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by management of the Company in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Information Relating to Forward-Looking Statements and Risk Factor Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2026, and under “Information Relating to Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q to be filed with the SEC on May 12, 2026.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments, and business decisions contemplated by the Company’s forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the document or other communication in which they are made (or such earlier date as may be specified in such statement). Ralliant assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments, or otherwise.

The timing and amount of share repurchases will be determined by Ralliant based on its evaluation of market conditions and other factors. The Company’s stated plans do not obligate Ralliant to acquire any particular amount of shares and may be suspended or discontinued at any time.

INVESTOR CONTACT	MEDIA CONTACT
Nathan McCurren	Alvenia Scarborough
Vice President, Investor Relations	Vice President, Communications
Ralliant Corporation	Ralliant Corporation
Investors@ralliant.com	Media@ralliant.com

Source: Ralliant Corporation

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts) (Unaudited)

	Three Months Ended
	April 3, 2026	March 28, 2025
Sales	$534.6	$481.8
Cost of sales	(262.3)	(238.4)
Gross profit	272.3	243.4
Operating expenses:
Selling, general and administrative	(160.5)	(128.3)
Research and development	(43.7)	(41.3)
Operating profit	68.1	73.8
Non-operating expense, net:
Interest expense, net	(14.7)	—
Other non-operating expenses, net	(0.5)	(0.5)
Earnings before income taxes	52.9	73.3
Income tax expense	(8.7)	(9.4)
Net earnings	$44.2	$63.9

Net earnings per share:
Basic	$0.39	$0.57
Diluted	$0.39	$0.57
Average common stock and common equivalent shares outstanding:
Basic	112.4	112.7
Diluted	113.2	112.7
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
($ in millions) (Unaudited)

	Three Months Ended
	April 3, 2026	March 28, 2025
Sales:
Sensors and safety systems	$324.4	$293.3
Test and measurement	210.2	188.5
Total	$534.6	$481.8

Operating profit (loss):
Sensors and safety systems	$88.7	$87.0
Test and measurement	(3.2)	(11.9)
Unallocated corporate costs and other (a)	(17.4)	(1.3)
Total	$68.1	$73.8

Operating profit (loss) margins:
Sensors and safety systems	27.3%	29.7%
Test and measurement	(1.5)%	(6.3)%
Total	12.7%	15.3%
(a) Amounts primarily related to standalone public company costs
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amounts)

	April 3, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$268.0	$318.8
Accounts receivable less allowance for credit losses of $8.5 and $7.8, respectively	277.2	285.3
Inventories:
Finished goods	64.0	63.5
Work in process	133.1	119.5
Raw materials	124.2	118.6
Inventories, net	321.3	301.6
Prepaid expenses and other current assets	63.0	70.4
Total current assets	929.5	976.1
Property, plant and equipment, net of accumulated depreciation of $471.9 and $468.7, respectively	214.8	214.2
Other assets	172.7	163.7
Goodwill	1,617.3	1,672.4
Other intangible assets, net	762.5	795.2
Total assets	$3,696.8	$3,821.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$530.4
Trade accounts payable	248.8	263.7
Accrued expenses and other current liabilities	330.2	365.6
Total current liabilities	579.0	1,159.7
Long-term debt	1,148.3	618.4
Other long-term liabilities	404.0	409.2
Total liabilities	2,131.3	2,187.3
Commitments and contingencies (Note 9)

Equity:
Common stock: $0.01 par value, 1,300.0 shares authorized; 113.1 and 112.9 issued; and 111.9 and 112.9 outstanding, respectively	1.1	1.1
Preferred stock: $0.01 par value, 10.0 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	3,232.2	3,223.4
Treasury stock, at cost	(50.5)	—
Accumulated deficit	(1,306.7)	(1,345.3)
Accumulated other comprehensive loss	(310.6)	(244.9)
Total equity	1,565.5	1,634.3
Total liabilities and equity	$3,696.8	$3,821.6
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions) (Unaudited)

	Three Months Ended
	April 3, 2026	March 28, 2025
Cash flows from operating activities:
Net earnings	$44.2	$63.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization	22.3	20.3
Depreciation	7.4	6.6
Stock-based compensation	11.1	6.5
Change in accounts receivable, net	6.7	5.0
Change in inventories	(20.6)	2.6
Change in trade accounts payable	(14.8)	(17.0)
Change in prepaid expenses and other assets	3.3	(6.1)
Change in accrued expenses and other liabilities	(40.5)	(9.8)
Net cash provided by operating activities	19.1	72.0

Cash flows from investing activities:
Purchases of property, plant and equipment	(8.7)	(5.6)
Proceeds from sale of property	—	1.5
Net cash used in investing activities	(8.7)	(4.1)

Cash flows from financing activities:
Payments of debt issuance costs	(0.8)	—
Net transfers to Former Parent	—	(72.6)
Repurchase of common shares	(50.5)	—
Dividends paid	(5.6)	—
Other financing activities	(2.2)	—
Net cash used in financing activities	(59.1)	(72.6)

Effect of exchange rate changes on cash and equivalents	(2.1)	4.7
Net change in cash and equivalents	(50.8)	—
Beginning balance of cash and equivalents	318.8	—
Ending balance of cash and equivalents	$268.0	$—
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
AND OTHER INFORMATION
This earnings release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP below. Management believes that each of the non-GAAP financial measures described below provide useful information to investors by reflecting additional ways of viewing aspects of the operations of Ralliant Corporation (“Ralliant”, the “Company”, “its”, or “their”), that when reconciled to the corresponding most directly comparable GAAP measure, help its investors to understand the long-term profitability trends of its business, and facilitate comparisons of its operational performance and profitability to prior and future periods and to its peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted diluted net earnings per share (“EPS”), adjusted earnings before income taxes, interest, depreciation, and amortization (“EBITDA”) margin (including segment adjusted EBITDA margin), adjusted effective tax rate, or organic revenue growth on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. These items are uncertain, depend on various factors and may have a substantial and unpredictable impact on the Company’s GAAP results.
Adjusted net earnings, adjusted diluted EPS, adjusted EBITDA (including segment adjusted EBITDA), normalized adjusted EBITDA (including segment normalized adjusted EBITDA), adjusted EBITDA margin (including segment adjusted EBITDA margin), and normalized adjusted EBITDA margin (including segment normalized adjusted EBITDA margin)
Ralliant discloses the non-GAAP measures of historical adjusted net earnings, historical adjusted diluted EPS, historical adjusted EBITDA (including historical segment adjusted EBITDA), and historical adjusted EBITDA margin (including historical segment adjusted EBITDA margin) which to the extent applicable, makes the following adjustments to the most comparable GAAP measures:
•Excluding on a pretax basis amortization of acquisition related intangible assets;
•Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “discrete restructuring charges”);
•Excluding on a pretax basis goodwill impairment;
•Excluding on a pretax basis separation costs.
•Excluding on a pretax basis acquisition and divestiture related adjustments and costs;
In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted diluted net earnings per share, Ralliant makes the following adjustments to GAAP net earnings and GAAP diluted net earnings per share:
•Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying the overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). The Company expects to apply the overall estimated effective tax rate to each adjustment going forward; and

•Excluding the discrete tax adjustment related to the impact of the repricing of deferred tax balances due to an enacted reduction in the German corporate tax rate as well as the discrete tax adjustment related to the goodwill impairment impact on the associated deferred tax balances. These items are considered to be one time in nature and therefore considered to be non-GAAP adjustments in Q4 2025.
Normalized adjusted EBITDA (including segment normalized adjusted EBITDA) for the first quarter of 2025 refers to adjusted EBITDA further adjusted to reflect additional standalone public company costs on a full year basis in order to improve comparability, as results in periods prior to and shortly following the separation from Fortive were impacted by separation-related factors.
Normalized adjusted EBITDA margin (including segment normalized adjusted EBITDA margin) for the first quarter of 2025 refers to normalized adjusted EBITDA as a percentage of GAAP revenue.
Amortization of Acquisition Related Intangible Assets
As a result of Ralliant’s acquisition activity, there was significant amortization expense associated with definite-lived intangible assets. The Company excludes the amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. Management believes that this adjustment provides investors with additional insight into the Company’s operational performance and profitability as such impacts are not related to its organic business performance.
Discrete Restructuring Charges
Ralliant excludes costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy, or capital markets from the ongoing productivity improvements that result from application of the Ralliant Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of business and management believes are not indicative of ongoing operating costs in a given period, the Company excludes these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.
Goodwill Impairment
In the fourth quarter of 2025, in connection with its annual impairment testing, the Company recorded an impairment charge to the Test & Measurement reporting unit goodwill of $1.4 billion primarily driven by revised expectations for the EA Elektro-Automatik business, reflecting slower‑than‑anticipated progression and recent reduction in industry forecasts of future electric vehicle adoption. The non-cash impairment charge is excluded from adjusted results as management believes the adjusted measure provides useful insight to investors for evaluating the ongoing operations of the business.
Separation Costs
Ralliant became a standalone public company in the third quarter of 2025 and incurred incremental recurring and non-recurring charges as a result of the separation from Fortive. The Company performed an analysis to determine the split between recurring and non-recurring and have only recorded the non-recurring charges as a non-GAAP adjustment in the third quarter of 2025. These charges included equity plan payments due to the dissolution of such plans as a result of the separation, retention bonuses to certain employees, disentanglement expenses resulting from the separation, and certain audit, tax, and legal services.

Acquisition and Divestiture Related Adjustments and Costs
While Ralliant has a history of acquisition and divestiture activity, the Company does not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration, and restructuring costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions. The Company adjusts for transaction costs, acquisition related fair value adjustments to inventory, integration costs, and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period.
Organic Revenue Growth
Ralliant uses the term “organic revenue growth” (including segment organic revenue growth) when referring to a corresponding year-over-year GAAP revenue measure, excluding (1) the impact from acquired or divested businesses and (2) the impact of foreign currency translation. The portion of sales attributable to acquisitions or acquired businesses refers to sales from acquisitions or acquired businesses prior to the first anniversary of the acquisition date less the amount of sales attributable to certain businesses or product lines that, at the time of reporting, have been divested or are pending divestiture but are not, and will not be, considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period.
Management believes that this non-GAAP measure provides useful information to investors by helping identify underlying growth trends in the Company’s business and facilitating comparisons of its revenue performance with prior and future periods and to the Company’s peers. The Company excludes the effect of acquisition and divestiture-related items because the nature, size and number of such transactions can vary dramatically from period to period and between the Company and its peers. The Company excludes the effect of foreign currency translation from organic revenue growth because the impact of currency translation is not under management’s control and is subject to volatility.
Free Cash Flow
Ralliant uses the term “free cash flow” when referring to net cash provided by operating activities calculated according to GAAP less payments for capital expenditures.

Management believes this non-GAAP measure provides useful information to investors in assessing the Company’s ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay its debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as debt service requirements and other non-discretionary expenditures.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share (Unaudited)

	Three Months Ended
($ in millions, except per share amounts)	April 3, 2026		December 31, 2025		March 28, 2025
		Per share values		Per share values		Per share values
Net earnings (loss) and diluted net earnings (loss) per share (GAAP)	$44.2	$0.39	$(1,373.9)	$(12.17)	$63.9	$0.57
Goodwill impairment	—	—	1,441.7	12.77	—	—
Amortization of acquisition related intangible assets	22.3	0.20	22.2	0.20	20.3	0.18
Acquisition and divestiture related adjustments and costs	—	—	—	—	1.0	0.01
Discrete restructuring charges	2.1	0.02	9.0	0.08	0.5	—
Separation costs	—	—	2.6	0.02	—	—
Tax effect of the adjustments reflected above	(3.8)	(0.03)	(5.6)	(0.05)	(3.0)	(0.03)
Discrete tax adjustments	—	—	(17.5)	(0.16)	—	—
Adjusted net earnings and adjusted diluted net earnings per share (Non-GAAP)	$64.8	$0.57	$78.5	$0.70	$82.7	$0.73

Average common diluted stock outstanding (shares in millions)		113.2		112.9		112.7
The sum of the components of adjusted diluted net earnings per share may not foot due to rounding.

Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA, and Normalized Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
($ in millions)	April 3, 2026	December 31, 2025	March 28, 2025
Revenue (GAAP)	$534.6	$554.6	$481.8

Net earnings (loss) (GAAP)	$44.2	$(1,373.9)	$63.9
Interest expense, net	14.7	16.0	—
Income tax expense (benefit)	8.7	(9.9)	9.4
Depreciation	7.4	7.8	6.6
Amortization	22.3	22.2	20.3
EBITDA (Non-GAAP)	97.3	(1,337.8)	100.2
Goodwill impairment	—	1,441.7	—
Acquisition and divestiture related adjustments and costs	—	—	1.0
Discrete restructuring charges	2.1	9.0	0.5
Separation costs	—	2.6	—
Adjusted EBITDA (Non-GAAP)	99.4	115.5	101.7
Normalizing Adjustment (a)	—	—	(25.1)
Normalized Adjusted EBITDA (Non-GAAP)	$99.4	$115.5	$76.6

Net earnings (loss) margin (GAAP)	8.3%	(247.7)%	13.3%
Adjusted EBITDA margin (Non-GAAP)	18.6%	20.8%	21.1%
Normalized adjusted EBITDA margin (Non-GAAP)	18.6%	20.8%	15.9%
(a) Normalizing adjustment reflects additional standalone public company costs ($25.1M in Q1 2025), corresponding to approximately $175M quarterly run-rate for adjusted operating expenses.

Segment Adjusted EBITDA, Segment Adjusted EBITDA Margin, Segment Normalized Adjusted EBITDA, and Segment Normalized Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
	April 3, 2026			December 31, 2025			March 28, 2025
($ in millions)	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other (a)	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other (a)	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other (a)
Revenue (GAAP)	$324.4	$210.2	$—	$337.2	$217.4	$—	$293.3	$188.5	$—

Operating profit (loss) (GAAP)	$88.7	$(3.2)	$(17.4)	$84.6	$(1,437.6)	$(14.8)	$87.0	$(11.9)	$(1.3)
Goodwill Impairment	—	—	—	—	1,441.7	—	—	—	—
Amortization of acquisition-related intangible assets	0.3	22.0	—	0.3	21.9	—	0.6	19.7	—
Acquisition related adjustments and costs	—	—	—	—	—	—	—	1.0	—
Discrete restructuring charges	—	2.1	—	5.9	3.1	—	—	0.5	—
Separation costs	—	—	—	0.3	0.5	1.8	—	—	—
Depreciation	3.0	4.3	0.1	3.2	4.9	(0.3)	2.8	3.8	—
Other	0.1	(0.1)	(0.5)	0.1	—	(0.1)	(0.2)	(0.3)	—
Adjusted EBITDA (Non-GAAP)	92.1	25.1	(17.8)	94.4	34.5	(13.4)	90.2	12.8	(1.3)
Normalizing Adjustment (b)	—	—	—	—	—	—	(8.9)	(3.5)	(12.7)
Normalized Adjusted EBITDA (Non-GAAP)	$92.1	$25.1	$(17.8)	$94.4	$34.5	$(13.4)	$81.3	$9.3	$(14.0)

Operating profit (loss) margin (GAAP)	27.3%	(1.5)%		25.1%	(661.3)%		29.7%	(6.3)%
Adjusted EBITDA margin (Non-GAAP)	28.4%	11.9%		28.0%	15.9%		30.8%	6.8%
Normalized adjusted EBITDA margin (Non-GAAP)	28.4%	11.9%		28.0%	15.9%		27.7%	4.9%
(a) Amounts primarily related to standalone public company costs.
(b) Normalizing adjustment reflects additional standalone public company costs ($25.1M in Q1 2025), corresponding to approximately $175M quarterly run-rate for adjusted operating expenses.
The sum of the components of adjusted EBITDA may not equal due to rounding.

Organic Revenue Growth (Unaudited)

	Three Months Ended April 3, 2026 vs. Comparable 2025 Period
	Ralliant	Sensors and Safety Systems	Test and Measurement
Total revenue growth (GAAP)	11.0%	10.6%	11.6%
Impact of:
Currency exchange rates	(2.2)%	(1.8)%	(2.9)%
Organic revenue growth (Non-GAAP)	8.8%	8.8%	8.7%

Free Cash Flow (Unaudited)

	Three Months Ended
($ in millions)	April 3, 2026	March 28, 2025
Operating cash flows (GAAP)	$19.1	$72.0
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(8.7)	(5.6)
Free cash flow (Non-GAAP)	$10.4	$66.4

Trailing Twelve Months
($ in millions)	April 3, 2026
Operating cash flows (GAAP)	$344.9
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(42.3)
Free cash flow (Non-GAAP)	$302.6